Oasis Midstream Partners LP Announces Quarter Ended March 31, 2019 Earnings

Houston, Texas — May 7, 2019 — Oasis Midstream Partners LP (NYSE: OMP) (the “Partnership” or “OMP”) today announced financial results for the quarter ended March 31, 2019 and provided an operational update.

Recent Highlights:

•
Declared the quarterly cash distribution for the first quarter of 2019 of $0.47 per unit, an approximate 5% increase from the cash distribution declared for the fourth quarter of 2018, in line with the Partnership’s 20% annualized distribution growth target.

•	Net income was $43.3 million for the three months ended March 31, 2019, and net cash from operating activities was $56.1 million for the three months ended March 31, 2019.

•
Adjusted EBITDA was $56.1 million for the three months ended March 31, 2019, and net Adjusted EBITDA to the Partnership was $31.5 million for the three months ended March 31, 2019. See “Non-GAAP Financial Measures” below.

•
Distributable Cash Flow (“DCF”) was $26.2 million for the three months ended March 31, 2019, resulting in distribution coverage of 1.6x, which is above OMP’s first quarter guidance of 1.5x. See “Non-GAAP Financial Measures” below.

•	Exceeded volume guidance on all services in the first quarter of 2019 and increased full year expectations across most services.

•
Continued to increase natural gas volumes, increasing Bighorn DevCo LLC (“Bighorn DevCo”) natural gas volumes by 71% from the fourth quarter of 2018, up to 193 million standard cubic feet per day (“MMscfpd”) in the first quarter of 2019, and Bobcat DevCo LLC (“Bobcat DevCo”) natural gas volumes by 45% from the fourth quarter of 2018, up to 241 MMscfpd, in the first quarter of 2019. Third party natural gas volumes represented over 15% of the volumes processed in Bighorn DevCo in the first quarter of 2019.

•	Announced a new midstream project in the Delaware Basin with Oasis Petroleum Inc. (“Oasis Petroleum”). See “Delaware Midstream Opportunity” below.

"Oasis Midstream Partners delivered another record quarter, topping all expectations while spending below our plan during the first quarter," said Taylor Reid, Chief Executive Officer of OMP. “The team delivered volumes that exceeded guidance, which resulted in EBITDA outpacing our guidance by approximately $2 million. Our distribution coverage of 1.6x surpassed our first quarter guidance of 1.5x. We continue to expect distribution coverage to grow rapidly this year to 1.75x to 1.9x in the second quarter of 2019, and to 1.9x to 2.0x in the fourth quarter of 2019, which is an increase to our February 2019 outlook. Our new 200 MMscfpd and our original 80 MMscfpd gas processing plants are running extremely well, as the overall complex services both Oasis Petroleum and third party volumes.”

Delaware Midstream Opportunity

•
The Boards of Directors of Oasis Petroleum and OMP GP LLC, our general partner (the “General Partner”), have approved entering into acreage dedications and midstream services arrangements on terms similar to the existing commercial arrangements between Oasis Petroleum and OMP in the Williston Basin (the “Delaware Midstream Opportunity”). Final agreements have not been executed.

•
We anticipate that Oasis Petroleum will dedicate to OMP certain acreage representing areas in and around Oasis Petroleum’s position in the Delaware Basin which is currently undedicated for crude oil and produced water infrastructure development. OMP expects to spend an additional $53 million to $57 million in 2019 on such infrastructure build-out, including purchases from Oasis Petroleum for existing midstream assets in the Delaware Basin.

•
OMP Operating LLC (“OMP Operating”), the Partnership’s wholly owned subsidiary, will form a new development company (“DevCo”) called Panther DevCo LLC (“Panther DevCo”), which will be 100% owned by OMP Operating.

•	OMP expects 2019 EBITDA for the Panther DevCo to range between $1 million and $3 million, which is included in OMP’s updated total EBITDA estimates.

•
On May 6, 2019, the Partnership entered into an amendment to its revolving credit facility to (i) increase the aggregate amount of commitments from $400.0 million to $475.0 million; (ii) provide for the ability to further increase commitments to $675.0 million; and (iii) add a new lender to the bank group. OMP believes that it will have ample debt capacity to finance the Delaware Basin infrastructure build-out related to the Delaware Midstream Opportunity, while managing leverage below 3.0x debt to current quarter annualized EBITDA and exiting 2019 with leverage below 2.5x.

•	Cumulative capital expenditures (“CapEx”) net to OMP is expected to approximate $150 million through 2022 – 2023. Build multiples are expected to approximate 4 to 5 times.

Mr. Reid added, “Our teams at Oasis Petroleum and OMP have worked diligently to create a mutually beneficial outcome for both parties in the development of the midstream assets in the Delaware Basin. Oasis Petroleum’s highly-economic position in the heart of the over-pressured oil window is a coveted asset from both an upstream and a midstream perspective. The infrastructure development plan is extremely capital efficient for OMP, as capital is spread out over time and produces very competitive build multiples in a few years as cash flows quickly ramp based on Oasis Petroleum’s drilling schedule. The robust inventory life of the Oasis Petroleum asset, coupled with the opportunity to capitalize on third party business make this investment the right next step in the evolution and growth of OMP.”

Outlook Update (including Delaware Midstream)

•
OMP is increasing its 2019 EBITDA estimate to $158 million - $166 million, compared to $148 million - $157 million as of the February 2019 update and $65 million at the time of OMP’s initial public offering.

•
Expects gross EBITDA in 2019, before public company expenses, to be split between the four DevCos accordingly: Bighorn DevCo $81 million to $84 million, Bobcat DevCo $133 million to $136 million, Beartooth DevCo LLC (“Beartooth DevCo”) $54 million to $57 million, and Panther DevCo $1 million to $3 million.

•	Anticipates second quarter 2019 distribution coverage of approximately 1.75x to 1.9x and fourth quarter 2019 distribution coverage of approximately 1.9x to 2.0x.

•
The full year CapEx plan for the Williston Basin remains unchanged from February 2019 guidance, although capital is biased to the high end of the range due to incremental spend to capture third party volumes. With the additional spend in the Panther DevCo, net CapEx attributable to OMP in 2019 is now expected to range between $184 million and $206 million.

Operational and Financial Update
Select operational and financial statistics are in the following table:

	Three Months Ended March 31, 2019
	OMP Ownership(1)	Gross	Net
Bighorn DevCo		(In millions)
Operating income	100%	$10.6	$10.6
Depreciation and amortization	100%	3.7	3.7
Total CapEx	100%	7.0	7.0
Bobcat DevCo
Operating income	27.4%	$23.9	$6.2
Depreciation and amortization	27.4%	2.9	0.8
Total CapEx	27.4%	34.5	32.0
Beartooth DevCo
Operating income	70%	$13.5	$9.5
Depreciation and amortization	70%	2.3	1.6
Total CapEx	70%	9.0	6.3
Total OMP
DevCo operating income		$48.0	$26.3
Public company expenses		0.9	0.9
Partnership operating income		47.1	25.4
Depreciation and amortization		8.9	6.1
Equity-based compensation expense		0.1	0.1
Total CapEx		50.5	45.3
Maintenance CapEx		4.4	1.7
Expansion CapEx		46.1	43.6
__________________
(1) Represents OMP’s ownership in each DevCo as of March 31, 2019.

The following table shows actual volumes for the first quarter of 2019, provides volumes guidance for the second quarter of 2019 and updates volumes guidance for the full year 2019:

	Metric	1Q19 Actual	2Q19 Guidance	FY19 Guidance
Bighorn DevCo
Crude oil service volumes	Mbopd	50.6	45 - 50	45 - 50
Natural gas service volumes	MMscfpd	193.0	230 - 250	220 - 245
Bobcat DevCo
Crude oil service volumes	Mbopd	42.5	40 - 43	40 - 43
Natural gas service volumes	MMscfpd	241.0	270 - 290	270 - 290
Water service volumes	Mbowpd	51.2	47 - 50	49 - 52
Beartooth DevCo
Water service volumes	Mbowpd	133.1	115 - 125	115 - 125

2019 Bobcat Capital Expenditures Arrangement

On February 22, 2019, the Partnership entered into a capital expenditures arrangement with Oasis Petroleum (the “2019 Capital Expenditures Arrangement”). Pursuant to this arrangement, in exchange for increasing its percentage ownership interest in Bobcat DevCo, the Partnership will cover up to $80.0 million of the capital contributions that Oasis Petroleum would otherwise be required to contribute to Bobcat DevCo during the 2019 calendar year. The arrangement provides an opportunity for the Partnership to increase its scale in an accretive manner while lowering the capital requirements of its sponsor. During the three months ended March 31, 2019, the Partnership made capital contributions to Bobcat DevCo pursuant to the 2019 Capital Expenditures Arrangement of $17.1 million, and the Partnership’s ownership interest in Bobcat DevCo increased from 25% as of December 31, 2018 to 27.4% as of March 31, 2019. The Partnership’s average ownership interest in Bobcat DevCo during the first quarter of 2019 was approximately 26%.

Liquidity and CapEx

As of March 31, 2019, the Partnership had cash and cash equivalents of $5.3 million and had $345.0 million of borrowings outstanding under its revolving credit facility, with an unused borrowing capacity of $55.0 million. Expansion CapEx attributable to OMP during the first quarter of 2019 of $43.6 million was below OMP’s first quarter plan.

Quarterly Distribution

On February 28, 2019, the Partnership paid the quarterly cash distribution of $0.45 per unit related to the fourth quarter of 2018.
On May 7, 2019, the Board of Directors of the General Partner declared the quarterly cash distribution for the first quarter of 2019 of $0.47 per unit. In addition, the General Partner will receive a cash distribution of $0.2 million attributable to the incentive distribution rights related to the earnings for the first quarter of 2019. These distributions will be payable on May 29, 2019 to unitholders of record as of May 17, 2019.
Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the webcast and call:

Date:	Wednesday, May 8, 2019
Time:	11:30 a.m. Central Time
Live Webcast:	https://www.webcaster4.com/Webcast/Page/1777/30384
Website:	www.oasismidstream.com
Sell-side analysts with a question may use the following dial-in:

Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	0411301
A recording of the conference call will be available beginning at 1:30 p.m. Central Time on the day of the call and will be available until Wednesday, May 15, 2019 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10131114
The conference call will also be available for replay for approximately 30 days at www.oasismidstream.com.
Contact:

Oasis Midstream Partners LP
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations
Forward-Looking Statements
This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Partnership, including the Partnership’s capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Partnership based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the Partnership’s ability to integrate acquisitions into its existing business, the ability to consummate the Delaware Midstream Opportunity and realize the anticipated benefits therefrom, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in the estimates of proved reserves and forecasted production results of the Partnership’s customers, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Partnership's ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Partnership's business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those expressed in any forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Midstream Partners LP

Oasis Midstream Partners LP is a growth-oriented, fee-based master limited partnership formed by its sponsor, Oasis Petroleum Inc. to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the crude oil and natural gas operations of Oasis Petroleum Inc. and are strategically positioned to capture volumes from other producers. For more information, please visit the Partnership’s website at www.oasismidstream.com.

OASIS MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2019	December 31, 2018
	(In thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$5,259	$6,649
Accounts receivable	3,419	2,481
Accounts receivable - Oasis Petroleum	79,659	80,805
Prepaid expenses	1,366	1,418
Other current assets	272	22
Total current assets	89,975	91,375
Property, plant and equipment	983,632	933,155
Less: accumulated depreciation and amortization	(71,637)	(62,730)
Total property, plant and equipment, net	911,995	870,425
Operating lease right-of-use assets	3,102	—
Other assets	2,680	2,452
Total assets	$1,007,752	$964,252
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$557	$2,180
Accounts payable - Oasis Petroleum	32,871	33,014
Accrued liabilities	63,698	57,657
Accrued interest payable	624	442
Current operating lease liabilities	2,339	—
Other current liabilities	16	—
Total current liabilities	100,105	93,293
Long-term debt	345,000	318,000
Asset retirement obligations	1,533	1,514
Operating lease liabilities	785	—
Other liabilities	311	—
Total liabilities	447,734	412,807
Partners’ equity
Limited partners
Common units (20,045,196 and 20,029,026 issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	199,191	192,581
Subordinated units (13,750,000 units issued and outstanding at March 31, 2019 and December 31, 2018)	48,345	45,937
General Partner	238	112
Total partners’ equity	247,774	238,630
Non-controlling interests	312,244	312,815
Total equity	560,018	551,445
Total liabilities and equity	$1,007,752	$964,252

OASIS MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per unit data)
Revenues
Midstream services – Oasis Petroleum	$74,862	$57,360
Midstream services – third parties	1,127	563
Product sales – Oasis Petroleum	15,652	3,493
Product sales – third parties	10	5
Total revenues	91,651	61,421
Operating expenses
Costs of product sales	8,065	1,120
Operating and maintenance	18,850	15,996
Depreciation and amortization	8,929	6,364
General and administrative	8,720	6,150
Total operating expenses	44,564	29,630
Operating income	47,087	31,791
Other expense
Interest expense, net of capitalized interest	(3,748)	(262)
Net income	43,339	31,529
Less: Net income attributable to non-controlling interests	21,796	21,575
Net income attributable to Oasis Midstream Partners LP	21,543	9,954
Less: Net income attributable to General Partner	238	—
Net income attributable to limited partners	$21,305	$9,954
Earnings per limited partner unit
Common units – basic and diluted	$0.63	$0.36
Weighted average number of limited partner units outstanding
Common units – basic	20,016	13,750
Common units – diluted	20,033	13,754

Non-GAAP Financial Measures

Cash Interest, Adjusted EBITDA and Distributable Cash Flow are supplemental non-GAAP financial measures that are used by management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP financial measures should not be considered in isolation or as a substitute for interest expense, net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measures prepared under United States generally accepted accounting principles, or GAAP. Because Cash Interest, Adjusted EBITDA and Distributable Cash Flow exclude some but not all items that affect interest expense, net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similar metrics of other companies.
Cash Interest

Cash Interest is defined as interest expense plus capitalized interest less amortization of deferred financing costs included in interest expense. Cash Interest is not a measure of interest expense as determined by GAAP. Management believes that the presentation of Cash Interest provides useful additional information to investors and analysts for assessing the interest charges incurred on the Partnership’s debt, excluding non-cash amortization, and the Partnership’s ability to maintain compliance with its debt covenants.

The following table presents a reconciliation of the GAAP financial measure of interest expense, net of capitalized interest, to the non-GAAP financial measure of Cash Interest for the periods presented:

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Interest expense, net of capitalized interest	$3,748	$262
Capitalized interest	35	835
Amortization of deferred financing costs	(191)	(116)
Cash Interest	3,592	981
Less: Cash Interest attributable to non-controlling interests(1)	(2)	—
Cash Interest attributable to Oasis Midstream Partners LP	$3,590	$981
__________________
(1) Amount represents Cash Interest attributable to non-controlling interests associated with finance leases.

Adjusted EBITDA

Adjusted EBITDA is defined as earnings before interest expense (net of capitalized interest), income taxes, depreciation, amortization, equity-based compensation expenses and other similar non-cash adjustments. Adjusted EBITDA attributable to Oasis Midstream Partners LP is defined as Adjusted EBITDA less Adjusted EBITDA attributable to Oasis Petroleum’s retained interests in two of the Partnership’s DevCos, Bobcat DevCo and Beartooth DevCo. Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of Adjusted EBITDA provides information useful to investors and analysts for assessing the the Partnership’s results of operations, financial performance and the Partnership’s ability to generate cash from its business operations without regard to the Partnership’s financing methods or capital structure, coupled with the Partnership’s ability to maintain compliance with its debt covenants. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities, respectively.

Distributable Cash Flow (“DCF”)

DCF is defined as Adjusted EBITDA attributable to Oasis Midstream Partners LP less Cash Interest attributable to Oasis Midstream Partners LP and maintenance capital expenditures attributable to Oasis Midstream Partners LP. DCF should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of DCF provides information useful to investors and analysts for assessing the Partnership’s results of operations, financial performance and the Partnership’s ability to generate cash from its business operations without regard to the Partnership’s financing methods or capital structure, coupled with the Partnership’s ability to make distributions to its unitholders. The GAAP measures most directly comparable to DCF are net income and net cash provided by operating activities, respectively.

The following table presents reconciliations of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and DCF for the periods presented:

	Three Months Ended March 31,
	2019		2018
	(In thousands)
Net income	$43,339		$31,529
Depreciation and amortization	8,929		6,364
Equity-based compensation expense	119		63
Interest expense, net of capitalized interest	3,748		262
Adjusted EBITDA	56,135		38,218
Less: Adjusted EBITDA attributable to non-controlling interests	24,647		24,496
Adjusted EBITDA attributable to Oasis Midstream Partners LP	31,488		13,722
Less:
Cash Interest attributable to Oasis Midstream Partners LP	3,590		981
Maintenance capital expenditures attributable to Oasis Midstream Partners LP	1,667		796
Distributable Cash Flow attributable to Oasis Midstream Partners LP	$26,231		$11,945

Net cash provided by operating activities	$56,050		$74,751
Interest expense, net of capitalized interest	3,748		262
Changes in working capital	(3,472)		(36,681)
Other non-cash adjustments	(191)		(114)
Adjusted EBITDA	56,135		38,218
Less: Adjusted EBITDA attributable to non-controlling interests	24,647		24,496
Adjusted EBITDA attributable to Oasis Midstream Partners LP	31,488		13,722
Less:
Cash Interest attributable to Oasis Midstream Partners LP	3,590		981
Maintenance capital expenditures attributable to Oasis Midstream Partners LP	1,667		796
Distributable Cash Flow attributable to Oasis Midstream Partners LP	$26,231		$11,945

Distributions Declared
Limited partners	$15,884		$10,803
Incentive distribution rights	238		—
Total distributions	$16,122		$10,803

DCF coverage ratio	1.6	x	1.1	x